Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

JETPAY CORPORATION

_______________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

_______________________

JETPAY CORPORATION (f/k/a Universal Business Payment Solutions Acquisition Corporation), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board adopted and approved the following resolution by written consent on March 31, 2014 providing for the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series A-1 Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for two classes of shares of capital stock known as (i) common stock, par value $0.001 per share, and (ii) preferred stock, par value $0.001 per share (the “Preferred Stock”);

WHEREAS, the Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock; and

WHEREAS, the Board is authorized by the Certificate of Incorporation as permitted by the DGCL to provide for the issuance of the shares of Preferred Stock in series and to establish from time to time the number of shares to be included in such series and to fix the voting powers, designations, preferences and relative, participating, optional and other rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A-1 Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences, rights, qualifications, limitations and restrictions relating to the Series A-1 Convertible Preferred Stock as follows:

Section 1.          Designation. The designation of the series of Preferred Stock of the Corporation is “Series A-1 Convertible Preferred Stock,” par value $0.001 per share (the “Series A-1 Preferred”).

Section 2.          Number of Series A-1 Preferred Shares. The authorized number of shares of Series A-1 Preferred is 9,000.

Section 3.          Defined Terms and Rules of Construction.

(a)          Definitions. As used herein with respect to the Series A-1 Preferred:

“ADC Loan Agreement” means that certain Loan and Security Agreement, dated as of December 28, 2012, by and among AD Computer Corporation, Payroll Tax Filing Services, Inc., each as borrowers, the Corporation, as guarantor, and Metro Bank, as lender, as may be amended from time to time, and any agreement with respect to the refinancing of any indebtedness thereunder.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Board” shall have the meaning set forth in the preamble hereto.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof and as amended from time to time in accordance with the terms therein and herein.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case, however designated) stock issued by the Corporation.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A-1 Preferred, as it may be amended from time to time in accordance with the terms hereof.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Change of Control” shall mean, other than with respect to the transactions contemplated by the Flexpoint SPA (including thereafter, any transfers of Capital Stock between or among Flexpoint or any of its Affiliates), (a) any sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) any sale, transfer or issuance or series of related sales, transfers and/or issuances of shares of the Capital Stock by the Corporation or any holder thereof, which results in any single Person or group (as defined in Rule 13d-5 of the Exchange Act) becoming the beneficial owners of Capital Stock of the Corporation representing (x) 50% or more of the voting power of all outstanding voting Capital Stock of the Corporation or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise), or (c) any merger or consolidation to which the Corporation is a party; provided that the foregoing clause (c) shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the terms of the Series A-1 Preferred are not changed and the Series A-1 Preferred is not exchanged for any cash, securities or other property and (iii) the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board immediately prior to the merger continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board immediately after the merger.

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“Common Stock” means, collectively, the Corporation’s common stock, par value $0.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Common Stock Deemed Outstanding” shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Section 9(c)(1) and Section 9(c)(2) hereof, whether or not the Options or Convertible Securities are actually exercisable at such time.

“Conversion Price” shall mean $3.00, but as it may be adjusted from time to time in accordance with Section 9 and/or Section 10.2(d) of the Securities Purchase Agreement.  For the avoidance of doubt, with respect to Series A-1 Preferred Shares issued after the initial issuance of Series A-1 Preferred Shares, the initial conversion price for such later issued shares will be the Conversion Price as the same may have adjusted in accordance Section 10.2(d) of the Securities Purchase Agreement or with Section 9 for any issuances or deemed issuances from and after the date hereof to the date of issuance of such later issued shares.

“Conversion Stock” means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A-1 Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable (including, without limitation, the Series A-2 Preferred), then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A-1 Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” shall mean any stock or debt or equity securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Deemed Liquidation” shall have the meaning ascribed to it in Section 5(b).

“Eligible Shares” shall have the meaning set forth in Section 6(a).

“Event of Noncompliance” shall mean have the meaning set forth in Section 12.

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“Exchange Act” shall mean shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Property” shall have the meaning set forth in Section 9(e)(1).

“Excluded Issuance” shall mean, any issuances of (1) Common Stock to any employee, officer or director of the Corporation pursuant to any Qualified Incentive Plan, (2) Common Stock of the Corporation as consideration for the acquisition of assets or securities of another unaffiliated business or Person approved by the Board by means of merger, purchase of securities, purchase of all or substantially all of the assets of such business or Person or reorganization resulting in the ownership by the Corporation directly or indirectly of not less than a majority of the voting power of such business or Person, (3) Series A Preferred issued pursuant to the Flexpoint SPA and Series A-1 Preferred issued pursuant to the Securities Purchase Agreement, (4) securities pursuant to a broadly-marketed underwritten public offering, to be offered and sold to the public at an issue price of not less than 90% of the closing price of the Common Stock immediately prior to the pricing of such offering, (5) Common Stock by the Corporation pursuant to options, warrants, notes or other rights to acquire Common Stock of the Corporation outstanding on the date hereof or issued pursuant to an Excluded Issuance under clauses (1) through (3) above, and (6) Conversion Stock issued by the Corporation upon conversion of the Series A-1 Preferred.

“Existing Secured Convertible Notes” means the Corporation’s secured convertible promissory notes issued pursuant to that certain Secured Convertible Note Agreement, dated as of December 28, 2012, by and among the Corporation and the purchasers of such notes.

“Flexpoint” shall mean Flexpoint Fund II, L.P.

“Flexpoint SPA” shall mean that certain Securities Purchase Agreement, dated as of August 22, 2013, by and among the Corporation and Flexpoint (including thereafter, any transfers of Capital Stock between or among Flexpoint or any of its Affiliates), as amended from time to time in accordance with its terms.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Incentive Plans” means stock option, stock purchase plans or other equity incentive plans approved by the Board.

“Junior Securities” shall mean any class or series of Capital Stock other than the Series A-1 Preferred or the Series A Preferred.

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Value” shall mean, with respect to each share of Series A Preferred or Series A-1 Preferred, as applicable, $600.00 (subject to a proportionate adjustment for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Corporation’s Capital Stock).

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“Options” shall mean any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” shall have the meaning ascribed to it in Section 9(e).

“Original Issue Price” means $300.00 per Series A-1 Preferred Share.

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Preferred Series Majority Holders” shall mean, as of any time of determination, the holders of a majority of the Series A Preferred Shares and Series A-1 Preferred Shares outstanding as of such time of determination, treating for this purpose only as though all such shares are a single class.

“Preferred Shares” shall mean the Series A Preferred Shares and the Series A-1 Preferred Shares.

“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Purchasers” shall mean the purchasers identified on the signature pages of the Securities Purchase Agreement.

“Qualified Incentive Plan” means any Incentive Plan that is (i) in existence as of the SPA Date and has not been modified or amended, except as approved by the Board after the initial issuance of the Series A-1 Preferred or (ii) approved by the Board after the initial issuance of the Series A-1 Preferred.

“Redemption Date” shall mean, as to any Series A-1 Preferred Share, the date specified in the notice provided by the holder or the Corporation, as applicable; provided, that no such date shall be a Redemption Date unless the amount payable to such Series A-1 Preferred Share hereunder is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, or any governmental entity succeeding to the functions thereof.

“Securities Purchase Agreement” shall mean that certain Securities Purchase Agreement by and between the Corporation and the Purchasers, dated as of May 1, 2014, as amended.

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“Series A Preferred” means shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.001.

“Series A Preferred Share” means a share of Series A Preferred.

“Series A Preferred Majority Holders” shall mean, as of any time of determination, the holders of a majority of the Series A Preferred Shares outstanding as of such time of determination.

“Series A-1 Preferred Majority Holders” shall mean, as of any time of determination, the holders of a majority of the Series A-1 Preferred Shares outstanding as of such time of determination.

“Series A-1 Preferred” shall have the meaning ascribed to it in Section 1.

“Series A-1 Preferred Share” means a share of Series A-1 Preferred.

“Series A-2 Preferred” means shares of the Corporation’s Series A-2 Convertible Preferred Stock, par value $0.001.

“SPA Date” means May 1, 2014.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control any board of managers, managing member, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

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“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Corporation or any Subsidiary.

(b)          Rules of Construction. Unless the context otherwise requires: (i) words in the singular include the plural, and in the plural include the singular; (ii) “including” means including without limitation; (iii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (iv) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (v) references to Sections of or Rules under the Exchange Act shall be deemed to include substitute, replacement or successor Sections or Rules, and any term defined by reference to a Section of or Rule under the Exchange Act shall include the Securities and Exchange Commission and judicial interpretations of such Section or Rule; and (vi) headings are for convenience of reference only.

For purposes of this Certificate of Designation, all holdings of Series A-1 Preferred Shares and Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Certificate of Designation.

Section 4.          Dividends. In addition to any other dividends accruing, accumulating or declared hereunder, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A-1 Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the outstanding Series A-1 Preferred Shares had all (i.e., without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) of such outstanding Series A-1 Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

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Section 5.          Liquidation.

(a)          Normal Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A-1 Preferred shall be entitled to be paid, on a pari passu basis with the Series A Preferred and before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Series A-1 Preferred Shares held by such holder and (ii) the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all (without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) of such holder’s Series A-1 Preferred was converted into Conversion Stock immediately prior to such event (such greater amount, the “Liquidation Preference”). Following any liquidation, dissolution or winding up of the Corporation, upon payment of the Liquidation Preference, the holders of Series A-1 Preferred shall not be entitled to any further payment with respect to their Series A-1 Preferred Shares. If, upon any liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred and Series A-1 Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 5(a), then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among the holders of shares of Series A Preferred and Series A-1 Preferred based upon the aggregate Liquidation Value of the Series A Preferred and Series A-1 Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein (or such lesser period as may be agreed by the Preferred Series Majority Holders (so long as such period is not less than such similar period for the holders of Series A Preferred)), the Corporation shall deliver written notice of any such liquidation, dissolution or winding up (or any event of which would constitute a Deemed Liquidation) to each record holder of Series A-1 Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Series A-1 Preferred Share and each Junior Security in connection with such liquidation, dissolution or winding up.

(b)          Deemed Liquidation. Unless otherwise determined by the Preferred Series Majority Holders (provided that the Series A Preferred is treated in an identical manner in connection with such Change of Control), the occurrence of a Change of Control shall be deemed to be a liquidation, dissolution and winding up of the Corporation for purposes of this Section 5(b) (a “Deemed Liquidation”), and the holders of the Series A-1 Preferred shall be entitled to receive from the Corporation the Liquidation Preference with respect to the Series A-1 Preferred upon such occurrence after which payment the holders of the Series A-1 Preferred Shares shall not be entitled to any further payment with respect to their Series A-1 Preferred Shares. The Corporation shall mail written notice of any proposed Change of Control to each record holder of Series A-1 Preferred Shares not less than 30 days nor more than 90 days prior to the date on which such Change of Control is consummated.

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Section 6.          Redemption.

(a)          Redemptions at the Option of the Holder. Any holder of Series A-1 Preferred may, at any time and from time to time, request redemption of all or any portion of the Series A-1 Preferred Shares held by such holder that were originally issued not less than five years prior to such redemption request (“Eligible Shares”) by delivering written notice of such request to the Corporation specifying the number of Eligible Shares to be so redeemed and the date of such redemption (which may not be earlier than 30 days after delivery of such redemption notice). Within five days after the receipt of such request, the Corporation shall give written notice to all other holders of Series A-1 Preferred Shares, and such holders may request redemption of all or any portion of their Eligible Shares by delivering written notice to the Corporation within ten days after receipt of the Corporation’s notice. The Corporation shall promptly, but in any event within five days after its receipt of a redemption request by a holder of Series A-1 Preferred Shares notify the holders of the Series A Preferred of such redemption request. The Corporation shall be required to redeem on the date so specified in the initiating holder’s written notice delivered to the Corporation all of the Eligible Shares with respect to which such redemption requests have been made at a price per Series A-1 Preferred Share in cash equal to the Liquidation Value thereof. Notwithstanding the foregoing, the Preferred Series Majority Holders may, on behalf of all holders of Series A-1 Preferred Shares, waive such redemption request upon written notice to the Corporation prior to the consummation of such redemption (but only if the Series A Preferred Majority Holders are also waiving optional redemption with respect to the Series A Preferred).

(b)          Mandatory Redemption. In the event any holder of Series A Preferred requests redemption of any shares of Series A Preferred, then within five days after the receipt of such request, the Corporation shall give written notice to all holders of Series A-1 Preferred of such redemption (which notice shall include the percentage of Series A-1 Preferred Shares to be redeemed and the date of redemption, which date shall not be earlier than 25 days after delivery of such notice and shall be the same date as the redemption of the Series A Preferred), and the Corporation shall automatically redeem from each holder that number of shares of Series A-1 Preferred equal to the product of (x) the number of Series A-1 Preferred held by such holder and (y) a fraction, the numerator of which is the number of shares of Series A Preferred requested to be redeemed and the denominator of which is the aggregate number of shares of Series A Preferred then outstanding, except to the extent, subject to Section 8(g), such holder of Series A-1 Preferred Shares has, after receipt of such notice, converted shares of Series A-1 Preferred (up to that number as calculated above) in accordance with the terms and provisions of Section 8(a) prior to redemption. Unless the redemption of the Series A Preferred has been waived by the Series A Preferred Majority Holders in accordance with Section 6(a) of the Certificate of Designation for the Series A Preferred, the Corporation shall be required to redeem the number of shares of Series A-1 Preferred as calculated above (less any shares of Series A-1 Preferred converted pursuant to this Section 8(b)) on the date so specified in the Corporation’s written notice delivered to the holders of the Series A-1 Preferred at a price per Series A-1 Preferred Share in cash equal to the Liquidation Value thereof. If, following the Corporation’s notice to the holders of Series A-1 Preferred of mandatory redemption under this Section 8(b), the redemption of the Series A Preferred is waived by the Series A Preferred Majority Holders in accordance with Section 6(a) of the Certificate of Designation for the Series A Preferred, then any conversions of shares of Series A-1 Preferred that occurred in connection with such proposed redemption in accordance with this Section 8(b) shall be void ab initio, unless otherwise elected by the holders thereof.

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(c)          Redemption Payments. For each Series A-1 Preferred Share to be redeemed hereunder, the Corporation shall be obligated on the date specified in the notice of redemption delivered by the holder(s) of Series A-1 Preferred Shares pursuant to Section 6(a) or the Corporation pursuant to Section 6(b) to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Series A-1 Preferred Share) in immediately available funds the amount required pursuant to Sections 6(a) or 6(b), as applicable. If the funds of the Corporation legally available for redemption of Series A-1 Preferred Shares pursuant to Sections 6(a) or 6(b), and if applicable, any Series A Preferred Shares, on any Redemption Date are insufficient to redeem the total number of Series A-1 Preferred Shares and Series A Preferred Shares to be redeemed on such date, then without limiting any rights or remedies herein or otherwise, those funds which are legally available shall be used to redeem the maximum possible number of Series A-1 Preferred Shares and Series A Preferred Shares, pro rata, among the holders of the Series A-1 Preferred Shares and Series A Preferred Shares, as applicable, to be redeemed pursuant to Sections 6(a) or 6(b), as applicable (or, with respect to the Series A Preferred, Section 6(a) of the Certificate of Designation for the Series A Preferred), based upon the aggregate Liquidation Value of such Series A-1 Preferred Shares and Series A Preferred Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A-1 Preferred Shares pursuant to Sections 6(a) or 6(b) and Series A Preferred Shares, as applicable, such funds shall immediately be used to redeem the balance of the Series A-1 Preferred Shares and Series A Preferred Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed. For the avoidance of doubt, references to “legally available” funds herein shall mean the amount of assets of the Corporation that may be used for a redemption of shares under Section 160 of the DGCL. For the avoidance of doubt, the Corporation shall be in breach of its obligations under this Certificate of Designation if it fails to pay in cash all amounts required to be paid by the Corporation pursuant to Sections 6(a) or 6(b), as applicable, on the redemption date specified in any redemption notice delivered in accordance with Sections 6(a) or 6(b), as applicable.

(d)          Reissuances of Certificates. In case fewer than the total number of Series A-1 Preferred Shares represented by any certificate are redeemed, the Corporation shall cause its transfer agent to issue a new certificate representing the number of unredeemed Series A-1 Preferred Shares to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Series A-1 Preferred Shares.

(e)          Redeemed or Otherwise Acquired Series A-1 Preferred Shares. Any Series A-1 Preferred Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

Section 7.          [RESERVED]

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Section 8.          Conversion.

(a)          Conversion at the Option of the Holder. Subject to the provisions of Section 8(g), each Series A-1 Preferred Share may be converted, at any time and from time to time, at the option of the holder thereof into the number of fully paid and nonassessable shares of Conversion Stock equal to the quotient determined by dividing (i) the Original Issue Price, by (ii) the Conversion Price then in effect.

(b)          Mandatory Conversion into Conversion Stock. In addition to the conversion rights set forth in Section 8(a), subject to the provisions of Section 8(g), upon the Corporation’s receipt of a written election of any holder of Series A Preferred (or, if so specified in such written election, upon the occurrence of such later event or date), (A) the Corporation shall provide written notice to the holders of shares of Series A-1 Preferred of such conversion, the percentage of Series A-1 Preferred subject to automatic conversion and the conversion date and (B) the number of shares of Series A-1 Preferred of each holder of Series A-1 Preferred equal to the product of (i) the number of Series A-1 Preferred held by such holder and (ii) a fraction, the numerator of which is the number of shares of Series A Preferred requested to be converted and the denominator of which is the aggregate number of shares of Series A Preferred then outstanding, shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation, into shares of Conversion Stock on the date of the conversion of the shares of Series A Preferred Stock causing such automatic conversion, and the holders of Series A-1 Preferred shall surrender stock certificates representing such automatically converted Series A-1 Preferred in exchange for certificates representing the number of shares of Conversion Stock then issuable upon conversion of such Series A-1 Preferred in accordance with this Section 8.

(c)          Conversion Procedure. In the case of a conversion pursuant to Section 8(a) hereof, the conversion date shall be the date on which the certificate(s) representing such Series A-1 Preferred Shares and a duly signed and completed notice of conversion of such Series A-1 Preferred Share is received by the Corporation. In the case of a conversion pursuant to Section 8(b) hereof, the conversion date shall be the date of automatic conversion as described in Section 8(b). As soon as possible (but in any event within five Business Days) after a conversion of Series A-1 Preferred Shares has been effected, the Corporation shall cause its transfer agent to deliver to the converting holder, a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such names or names and such denominations as the converting holder has specified. In case fewer than the total number of Series A-1 Preferred Shares represented by any certificate are converted, a new certificate representing the number of Series A-1 Preferred Shares not converted shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Series A-1 Preferred Shares. From and after the date of conversion, the shares of Series A-1 Preferred Stock converted on such date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series A-1 Preferred Stock (except as expressly contemplated hereby and except for the right to receive from the Corporation the Common Stock and any other property receivable upon conversion) shall cease and terminate with respect to such Series A-1 Preferred Shares.

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(d)          Cooperation. Subject to compliance with the Securities Act, the Corporation shall not close its books against the transfer of Series A-1 Preferred Shares or of Conversion Stock issued or issuable upon conversion of Series A-1 Preferred Shares in any manner which interferes with the timely conversion of the Series A-1 Preferred Shares. Without limiting anything in the Securities Purchase Agreement, the Corporation shall assist and cooperate with any holder of Series A-1 Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A-1 Preferred Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(e)          Conversion Stock Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A-1 Preferred Shares, the number of shares of Conversion Stock that would be issuable upon the conversion of all outstanding Series A-1 Preferred Shares and all Series A-1 Preferred that could potentially be issued in the future pursuant to Section 2 of the Securities Purchase Agreement, without regard to any restrictions or limitations on conversion contained in this Certificate of Designation. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Conversion Stock may be listed (except for official notice of issuance and change in the number of shares of Common Stock outstanding, each of which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A-1 Preferred Shares in accordance with this Section 8.

(f)          Taxes. The Corporation shall pay any and all issuance or transfer Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A-1 Preferred Shares.

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(g)          Conversion Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series A-1 Preferred held by a holder thereof shall not be convertible by such holder to the extent (but only to the extent) that such holder and/or any of its Affiliates would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Series A-1 Preferred held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a holder of Series A-1 Preferred to convert shares of Series A-1 Preferred pursuant to this Section 8(g) shall have any effect on the applicability of the provisions of this Section 8(g) with respect to any subsequent determination of convertibility. For purposes of this Section 8(g), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this Section 8(g) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 8(g) to correct this Section 8(g) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 8(g) shall apply to a successor holder of shares of Series A-1 Preferred. The holders of Common Stock (including the holders of Series A Preferred as deemed holders thereof) shall be third party beneficiaries of this Section 8(g) and the Corporation may not amend or waive this Section 8(g) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a holder of Series A-1 Preferred, the Corporation shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

(h)          Mandatory Conversion into Series A-2 Preferred.

(1)          At such time that there are no longer any shares of Series A Preferred outstanding, to the extent there are any shares of Series A-1 Preferred outstanding because they cannot be converted into Conversion Stock due to the provisions of Section 8(g) or otherwise, each share of Series A-1 Preferred shall be converted automatically, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation, into one share of Series A-2 Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization) on the date there are no longer any shares of Series A Preferred outstanding, and the holders of Series A-1 Preferred shall surrender stock certificates representing such automatically converted Series A-1 Preferred in exchange for certificates representing the number of shares of Series A-2 Preferred then issuable upon conversion of such Series A-1 Preferred in accordance with this Section 8(h).

(2)          In the case of a conversion pursuant to Section 8(h)(1) hereof, the conversion date shall be the date of automatic conversion as described in Section 8(h)(1). As soon as possible (but in any event within five Business Days) after a conversion of Series A-1 Preferred Shares has been effected, the Corporation shall cause its transfer agent to deliver to the converting holder, a certificate or certificates representing the number of shares of Series A-1 Preferred issuable by reason of such conversion in such names or names and such denominations as the converting holder has specified. From and after the date of such conversion, the shares of Series A-1 Preferred will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series A-1 Preferred (except as expressly contemplated hereby and except for the right to receive from the Corporation the Series A-2 Preferred) shall cease and terminate with respect to such Series A-1 Preferred Shares.

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(3)          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series A-2 Preferred, solely for the purpose of issuance upon the conversion of the Series A-1 Preferred Shares, the number of shares of Series A-2 Preferred that would be issuable upon the conversion of all outstanding Series A-1 Preferred Shares and all Series A-1 Preferred that could potentially be issued in the future pursuant to Section 2 of the Securities Purchase Agreement. All shares of Series A-2 Preferred which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Series A-2 Preferred may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Common Stock may be listed. The Corporation shall not take any action which would cause the number of authorized but unissued shares of Series A-2 Preferred to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A-1 Preferred Shares in accordance with this Section 8(h).

Section 9.          Adjustments.

(a)          General. The Conversion Price shall be adjusted from time to time pursuant to this Section 9 and Section 10.2(d) of the Securities Purchase Agreement.

(b)          Anti-Dilution. Other than with respect to Excluded Issuances, if and whenever the Corporation issues or sells, or in accordance with Section 9(c) is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (x) the sum of (1) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (2) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of shares of Common Stock issued upon the exercise or conversion of Convertible Securities outstanding as of the SPA Date. Notwithstanding the foregoing, so long as any of the Existing Secured Convertible Notes are outstanding, if at any time the Corporation shall have issued shares of Common Stock or securities issuable or convertible into shares of Common Stock at a price below $3.00 per share (which for the avoidance of doubt shall be measured by taking into account any transfers of Common Stock from existing holders of Common Stock to the recipient of such issuances at a price below $3.00 per share), as adjusted for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Corporation’s Capital Stock, the Conversion Price shall be automatically adjusted to such lower price and shall be the basis for any further adjustments as set forth herein. For the avoidance of doubt, any such downward adjustment in the Conversion Price shall not be thereafter readjusted upward, notwithstanding that following such downward adjustment the Existing Secured Convertible Notes may thereafter no longer be outstanding or otherwise.

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(c)          Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 9(b), the following shall be applicable:

(1)          Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section 9(c)(1), the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options assuming exercise as of the date of issuance of such Options, plus in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof assuming exercise as of the date of issuance of such Convertible Securities, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(2)          Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(c)(2), the “price per share for which Common Stock is issuable” shall be determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 9, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

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(3)          Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(4)          Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(5)          Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of the portion of the net assets of the non-surviving entity that is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration or net assets other than cash and securities (and, if applicable, the portions thereof attributable to any such stock or securities) shall be determined jointly by the Corporation and the Preferred Series Majority Holders (provided the Series A Preferred is treated in an identical manner with respect to such consideration or net assets). If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the Preferred Series Majority Holders. The determination of such appraiser shall be final and binding upon the parties. The fees, costs and expenses of such appraiser shall be borne by the Corporation and Preferred Series Majority Holders, on behalf of all holders of the Series A Preferred and the Series A-1 Preferred, based on the inverse of the percentage that the appraiser’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the appraiser. For example, should the items in dispute total in amount to $1,000 and the appraiser awards $600 in favor of the Corporation’s position, 60% of the costs of its review would be borne by Preferred Series Majority Holders and 40% of the costs would be borne by the Corporation.

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(6)          Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(7)          Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(8)          Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d)          Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

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(e)          Reorganizations, Mergers, Consolidation, Merger or Sale.

(1)          Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change each share of Series A-1 Preferred Stock outstanding immediately prior to such Organic Change shall remain outstanding and upon the consummation of such Organic Change: (A) if the Organic Change results in a Change of Control and is a Deemed Liquidation, the provisions of Section 5 shall apply and each such share shall thereafter (subject to prior redemption, including pursuant to Section 6(a), or conversion) remain outstanding until the Liquidation Preference thereon has been paid in full; (B) if the Organic Change results in a Change of Control but the Preferred Series Majority Holders have determined that such Change of Control will not constitute a Deemed Liquidation (provided the Series A Preferred is treated in an identical manner with respect to such Change of Control), such share shall thereafter (subject to prior redemption, including pursuant to Section 6(a), or conversion), without the consent of the holder thereof, become convertible into the cash, securities and other property that the holder would have received in such Organic Change had such holder owned a number of shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A-1 Preferred Shares (without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) as of the record date fixed for determination of stockholders entitled to receive such cash, securities or other property (such cash, securities and other property having a value equal to its fair market value is referred to herein as the “Exchange Property”) and all other rights pursuant to this Certificate of Designation with respect to the shares of Series A-1 Preferred Stock shall immediately terminate; and (C) if the Organic Change does not result in a Change of Control, the surviving corporation shall exchange in such transaction for each share of Series A-1 Preferred Stock outstanding immediately prior to such Organic Change, preferred shares of the surviving corporation with substantially the same terms and conditions as the Series A-1 Preferred Stock, which terms are no less beneficial to the holders thereof, except that such preferred shares shall, upon conversion, be converted into, in lieu of the Conversion Stock, the Exchange Property.

(2)          In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in the Organic Change, the “Exchange Property” that holders of the Series A-1 Preferred Stock shall be entitled to receive shall be determined by the Series A-1 Preferred Majority Holders, who shall make such determination from among the choices made available to the holders of the Common Stock.

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(3)          The above provisions of this Section 9(e) shall similarly apply to successive Organic Changes.

(f)          Certain Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A-1 Preferred Shares; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 9 or decrease the number of shares of Conversion Stock issuable upon conversion of each Series A-1 Preferred Share.

(g)          Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-1 Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Series A-1 Preferred Shares at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Series A-1 Preferred Shares at least 20 days prior to the date on which any Organic Change shall take place.

Section 10.          Voting Rights. Without limiting any rights provided to the holders of shares of Series A-1 Preferred under the DGCL or the Securities Purchase Agreement, the holders of shares of Series A-1 Preferred shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote (or action by written consent, if available) of stockholders of the Corporation. Each holder of shares of the Series A-1 Preferred shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such holder could then be converted (taking into account, for the avoidance of doubt, any Conversion Price adjustments made pursuant to Sections 9(d) and 9(e), but without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed; provided, however, that solely for purposes of calculating the number of votes that each holder of shares of Series A-1 Preferred is entitled to pursuant to this Section 10, the Conversion Price shall be assumed to equal $3.00, prior to any adjustment to the Conversion Price pursuant to Sections 9(d) and 9(e). The holders of Series A-1 Preferred Shares shall be entitled to notice of any meeting of stockholders, which such notice shall be made in accordance with the Bylaws of the Corporation. Notwithstanding anything to the contrary in Article VII of the Certificate of Incorporation, any action required or permitted to be taken at an annual or special meeting of the holders of Series A-1 Preferred Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Series A-1 Preferred Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

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In accordance with the provisions of § 242(b)(2) of the DGCL, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes); provided, however, that for purposes of voting, the Series A Preferred and Series A-1 Preferred shall be considered a single class.

Section 11.          Consent Rights. In addition to any rights that the holders of Series A-1 Preferred Shares may have pursuant to the DGCL or as provided in the Securities Purchase Agreement, the Corporation will not, without first obtaining the written consent or affirmative vote of the Preferred Series Majority Holders, voting separately as a class, take any of the following actions: (i) amend, modify, supplement or repeal any provision of the Certificate of Incorporation, this Certificate of Designation, or the Bylaws in a manner that would have a material adverse effect on any right, preference, privilege or voting power of the Preferred Shares or the holders thereof (it being understood that, for the avoidance of doubt, any amendment, modification or supplement to the Certificate of Incorporation (including as a result of any new certificate of designation) to create, authorize, designate or issue any equity securities of the Corporation senior to or pari passu with the Preferred Shares would have a material adverse effect on the rights, preferences, privileges and/or voting power of the Preferred Shares or the holders thereof) or (ii) agree to take any of the foregoing actions; provided, however, that if any such amendment, modification, supplement or repeal would affect the Series A-1 Preferred Shares in a manner different from the Series A Preferred Shares, then such amendment, modification, supplement or repeal, as applicable, shall require the written consent or affirmative vote of the Series A-1 Preferred Majority Holders, voting separately as a class.

Section 12.          Events of Noncompliance.

(a)          Definition. An Event of Noncompliance shall have occurred if:

(1)          the Corporation fails to make any redemption payment with respect to the Series A-1 Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

(2)          the Corporation breaches or otherwise fails to perform or observe any other covenant or agreement set forth herein or in the Securities Purchase Agreement required to be performed or observed by the Corporation after the initial closing of the transactions contemplated by the Securities Purchase Agreement;

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(3)          the Corporation or any Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any Subsidiary or of any substantial part of the assets of the Corporation or any Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

(4)          a judgment in excess of $5,000,000 is rendered against the Corporation or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged;

(5)          an event of default has occurred under any of the Existing Secured Convertible Notes; or

(6)          an event of default has occurred under the ADC Loan Agreement.

The foregoing shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions; provided, that with respect to the occurrence of any event listed in clauses (2), (5) and (6) above, the Corporation shall first be entitled to a 30-day period in which to cure such event before the occurrence of such event is considered an Event of Noncompliance. Notwithstanding anything herein to the contrary, the Preferred Series Majority Holders may waive on behalf of all holders of Series A Preferred and Series A-1 Preferred any Event of Noncompliance (provided that any such waiver applies to both the Series A Preferred and the Series A-1 Preferred).

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(b)          If an Event of Noncompliance has occurred (and has not been waived by the Preferred Series Majority Holders), the Series A-1 Preferred Majority Holders may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A-1 Preferred owned by such holder or holders at a price per share equal to the Liquidation Value. The Corporation shall give prompt written notice of such election to the other holders of Series A-1 Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A-1 Preferred Shares by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem all Series A-1 Preferred Shares as to which rights under this Section 12(b) have been exercised within 15 days after receipt of the initial demand for redemption. Such special right shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time such special right, if not theretofore exercised by the Series A-1 Preferred Majority Holders, shall terminate, subject to revesting upon the occurrence and continuation of any Event of Noncompliance which gives rise to such special right hereunder. For the avoidance of doubt, if the Series A-1 Preferred Majority Holders have made a redemption demand, the fact that an Event of Noncompliance has subsequently ceased to exist shall not relieve the Corporation of its obligations, nor deprive the holders of Series A-1 Preferred Shares of their rights, under this Section 12(b).

Section 13.          Other Rights. If any Event of Noncompliance exists, each holder of Series A-1 Preferred Shares shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

Section 14.          Corporate Opportunities. To the fullest extent permitted by Section 122 of the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its Subsidiaries. No amendment or repeal of this Section 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

Section 15.          Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A-1 Preferred Shares. Upon the surrender of any certificate representing Series A-1 Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and cause its transfer agent to deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A-1 Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A-1 Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A-1 Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A-1 Preferred Shares represented by the surrendered certificate.

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Section 16.          Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A-1 Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A-1 Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A-1 Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 17.          Written Consents. The Preferred Series Majority Holders, the Series A-1 Preferred Majority Holders, the holders of Series A Preferred and the holders of Series A-1 Preferred may act by written consent in any instance provided herein where a vote of such holders or group of holders is contemplated.

Section 18.          Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be given in writing and shall be deemed effectively given (a) if given by personal delivery, upon actual delivery, (b) if given by facsimile, telex or telecopier, upon receipt of confirmation of a completed transmittal, (c) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient or (ii) five Business Days after such notice is deposited in first class mail, postage prepaid, and (d) if by an internationally recognized overnight courier for overnight delivery, one Business Day after delivery to such courier for overnight delivery, in each case, (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 5th day of May, 2014.

JETPAY CORPORATION By: /s/ Bipin C. Shah______________________ Name: Bipin C. Shah Title: Chief Executive Officer

[Signature Page to Series A-1 Preferred Certificate of Designation]